UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 7, 2011 (March 1, 2011)

Mymetics Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-25132	25-1741849
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Route de la Corniche 4
1066 Epalinges, Switzerland	NA
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +011 41 21 653 45 35

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 3, 2011 FINRA listed the registrant ("Mymetics") as "Ineligible for quotation on the OTCBB due to quoting inactivity under SEC Rule 15c2-11". Upon further investigation Mymetics determined that over 600 other companies that were previously quoted for trading on the OTCBB were also delisted without direct notification from FINRA regarding the absence of a market maker.  Mymetics learned that many market makers have stopped listing stocks for quotation on the OTCBB as a result of the costs involved in such market making activities.  Mymetics also discovered that its shares are now trading under its same trading symbol, MYMX, on the OTCQB (http://www.otcmarkets.com,), an inter-dealer quotation system for publicly traded companies that are current in their SEC required filings. The OTCQB is owned by a private company, OTC Market Groups, Inc., formerly known as Pink OTC Markets Inc., or more commonly known as the Pink Sheets. OTC Markets Group distinguishes its trading platform from the OTCBB on the basis of being more efficient by being an electronic trading platform rather than telephonic and being less expensive for market makers.

Mymetics is currently evaluating whether to engage a market maker to have it file a Form 211 with FINRA to allow its shares to be traded again on the OTCBB.  Mymetics is concerned with the future direction of the OTCBB in light of recent announcements regarding its proposed sale to a U.S. broker/dealer, Rodman & Renshaw.

Mymetics remains current in all its required SEC filings and with regulators in the jurisdictions in which it operates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MYMETICS CORPORATION

Date: March 7, 2011	By:	/s/ Jacques-François Martin
Jacques-François Martin
President and Chief Executive Officer